EXHIBIT 14.1

CABOT OIL & GAS CORPORATION

CODE OF BUSINESS CONDUCT

Cabot Oil & Gas Corporation (“COGC”) is one of the nation’s leading independent producers and marketers of natural gas. Through the years, we have earned a reputation of honesty and integrity that is based on the ethical and professional ways we conduct our business.

This Code of Business Conduct (the “Code”) assembles into one document those corporate policies that COGC and its subsidiaries (the “Company”) have established in order to define certain responsibilities of the Company’s employees and provide guidance in conducting the Company’s business in the most ethical and proper manner. The Company may make additions, modifications or deletions to this Code from time to time and may also establish procedures to ensure compliance with these policies. This Code does not contain every corporate policy adopted by the Company. Other Company policies not covered in this Code shall remain in full force and effect; however, to the extent that such policies conflict with this Code, this Code shall supersede and replace such existing corporate policies.

This Code is your guide to ethical and lawful conduct and serves as a reminder of the policies, roles and laws that affect your performance. Each employee should carefully read this Code and refer to it from time to time. To ensure that every employee abides by the Company’s commitment to the principles of this Code, the Company will require that every director, officer, and employee sign a statement that he or she understands and will comply with the principles contained in this Code and will ensure that all employees comply with these policies.

This Code applies to the Company and to the Company’s affiliates. This Code also applies to the Company’s independent contractors and consultants. The term “employee” as used in this Code includes directors and officers as well as all other employees of the Company. We sometimes specifically refer to directors, officers and employees for emphasis. In other instances we only refer to employees; this limitation is not intended to limit the applicability of this Code, which applies equally in all respects to directors, officers and employees, even if not specifically stated.

Much of this Code contains legal requirements. If you think you might have a legal problem, call the Legal Department before you take any actions that might have a legal impact upon the Company.

I. FUNDAMENTAL PRINCIPLES

The Company and its directors, officers and employees will comply with the letter and the spirit of all applicable laws, rules and regulations and will conduct its affairs in the highest moral and ethical manner possible. We obey laws, rules and regulations, whether we agree with them or not.

An employee who violates this Code will be subject to sanctions, including, but not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

II. RESPONSIBILITY FOR IMPLEMENTATION AND COMPLIANCE; REPORTING

Responsibility for ensuring that employees are familiar with the laws and regulations covering the Company’s business and that they comply with those laws and regulations rests with the supervisors, managers, officers and directors of the Company.

The Company’s policy is that directors, officers and employees should immediately report any suspected violations of laws, rules or regulations or unethical conduct (including violations of this Code) connected with the business of the Company or its subsidiaries to their supervisor and the Vice President and Corporate Secretary. The address and phone number for reporting are:

Vice President and Corporate Secretary

Corporate Legal Department

1200 Enclave Parkway

Houston, Texas 77077-1607

(281) 589-4891

(281) 589-4808 (Fax)

(Outside the U.S. or U.S. long

distance – call collect)

email: lisa.machesney@cabotog.com

The CEO and each senior financial officer shall promptly bring to the attention of (i) the Vice President and Corporate Secretary or (if the reporting officer is not the CEO) the CEO and (ii) the Audit Committee any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls. All other employees shall promptly bring to the attention of the Vice President and Corporate Secretary any such information.

The CEO and each senior financial officer shall promptly bring to the attention of (i) the Vice President and Corporate Secretary or (if the reporting officer is not the CEO) the CEO and (ii) the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code. All other employees shall promptly bring to the attention of the Vice President and Corporate Secretary any such information.

III. BUSINESS ETHICS AND INTEGRITY

A. CONFLICT OF INTEREST

Directors, officers and employees should avoid situations that present a potential conflict between their personal interests and the interests of the Company. Generally speaking, a “conflict of interest” exists when a person’s private interest interferes in any way — or even appears to interfere — with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives, directly or indirectly, improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, these persons may create conflicts of interest.

At all times, directors, officers and employees must make a prompt disclosure in writing to the Vice President and Corporate Secretary of any fact or circumstance that may involve an actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest. This requirement includes situations that create even the appearance of a conflict of interest. If any fact or circumstance raises a question in a director, officer or employee’s mind that a conflict of interest may or may not exist, the director, officer or employee should always disclose the relevant fact or circumstance to the Vice President and Corporate Secretary for review.

Annual certification of compliance with this Conflict of Interest Policy is required of all directors, officers, employees, contract employees and consultants. The certification process will be initiated and supervised by the Vice President and Corporate Secretary and be subject to internal audit. The certification documents will be held in the Corporate Legal Department.

The Company’s determination as to whether or not a conflict of interest exists is final. The Company reserves the right to take such action as, in its sole discretion, will avoid or end the conflict. In some instances, full disclosure of the facts by the employee will be all that is necessary. In some others, prompt elimination of the conflict will be enough. Should the Company find, however, that an inexcusable violation of Company policy is involved, more drastic action will be taken including, when appropriate, termination of employment and reimbursement to the Company for any damage or loss that it has suffered.

Circumstances in which a conflict of interest might arise (and should be reported immediately to the Vice President and Corporate Secretary) include, but are not limited to, the following:

1.	Involvement with Suppliers, Contractors or Customers.

a.	Ownership of a material interest in any supplier, contractor, subcontractor, customer or other entity with which the Company does business.

b.	Acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent or the like, for suppliers, contractors, subcontractors, customers or other entities with which the Company does business.

c.	Acceptance, directly or indirectly, of payments, services, loans or other benefits from a supplier, contractor, subcontractor, customer or other entity with which the Company does business. The foregoing includes gifts, trips, entertainment or other favors of more than nominal value.

2.	Misuse of Information to which an Employee has Access by Reason of his Position.

a.	Use of such information in a manner which will be detrimental to the Company’s interest or in a manner which will benefit the employee, e.g., utilization of information developed through Company exploration activities for one’s own benefit.

b.	Disclosure or other misuse of confidential information of any kind obtained through an individual’s connection with the Company.

3.	Acquiring or Trading in Production, Manufacturing, Transportation or Marketing Properties.

a.	Acquiring or trading in, directly or indirectly, oil, gas or related mineral interests, including, but not limited to, leases, royalty interests, overriding royalty interests, production payments, working interests, etc.

b.	Acquiring or trading in, directly or indirectly, other properties or interests connected with the manufacture, transportation or marketing of oil, gas or other commodities manufactured, transported or marketed by the Company.

4.	Ownership of Property Affected by Company Action or Acquired as a Result of Company Information.

a.	Ownership or acquisition of property or interests the value of which has been or is likely to be materially affected by any action of the Company.

b.	Ownership or acquisition of any property or interest where information obtained through the Company has in any way been involved in such ownership or acquisition.

5.	Interest in or Position with Competitor.

a.	Ownership, directly or indirectly, by a director, officer or employee of a material interest in an enterprise in competition with the Company or its dealers or distributors.

b.	Acting as director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company or its dealers and distributors.

Ownership of a material interest includes, without limitation, ownership of stock or securities in a publicly held corporation except when such interest comprises stock or securities in a publicly held corporation which are traded regularly in recognized security markets provided that total ownership is not in excess of 1% of any class of stock or securities of such corporation. Ownership, acting, acceptance, acquiring, using or trading by an employee includes ownership, acting, acceptance, acquiring or trading by the spouse of a director, officer or employee, by members of the family or by close relatives. The prohibition against disclosure of information includes, without limitation, disclosure to a director, officer or employee’s spouse, family members or relatives.

B. CORPORATE OPPORTUNITIES

Directors, officers and employees may from time to time learn of business opportunities through association with the Company or the use of Company property, information or position. These opportunities belong to the Company and must be disclosed to the Company. No director, officer or employee should do any of the following:

a.	take for themselves personally opportunities that are discovered through the use of corporate property, information or position;

b.	use corporate property, information or position for personal gain; or

c.	compete with the Company.

Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

C. BUSINESS RELATIONSHIPS

1.	Illegal Payments. Use of the funds or assets of the Company for any unlawful purpose or to influence others through bribes is strictly prohibited. The Company’s policy is to comply fully with all provisions of the Foreign Corrupt Practices Act.

No bribes, kickbacks, payoffs or other illegal payments may be given or promised to any governmental official or employee or any employee of a customer, supplier or others with whom the Company does business, either in the U.S. or abroad.

2.	Financial Integrity. The financial accountability system of the Company was established to properly record and control all financial transactions of the Company. The improper or illegal use of the Company’s assets or credit or the misuse of the Company’s accountability system is prohibited.

a.	The use of Company funds or assets for any unlawful or improper purpose is prohibited.

b.	No undisclosed or unrecorded fund or asset of the Company or entity shall be established for any purpose; no fund or asset of the Company and no entity shall be created or maintained for any purpose which is not properly reflected in the books and records of the Company.

c.	No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in the making of any false entry in the books and records of the Company.

d.	No payment on behalf of the Company shall be approved or made with the intention, understanding or awareness that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment. All payments made by or on behalf of the Company shall be supported by appropriate documentation properly describing the purpose thereof.

D. ANTITRUST

1.	The Company will strictly comply with and support the antitrust laws and the philosophy behind them. This policy is not to be compromised or qualified by anyone acting for or on behalf of the Company. No employee may participate in any agreement or understanding that would violate any antitrust law. Any conduct or agreement that might lessen competition raises potential antitrust issues. The following list of common antitrust issues is not exhaustive.

a.	In general, agreements and arrangements that eliminate or substantially lessen competition are prohibited and must be avoided. Agreements and communications with a competitor are particularly suspect. For example, activities with competitors that affect prices or which limit marketing areas, products offered, volume of production, sources of supply or customers, or channels of distribution are usually illegal.

b.	Other sensitive antitrust areas which should raise questions in a director, officer or employee’s mind include, but are not limited to, exchanges of price information, exclusive dealing arrangements and conditioning the sale of one product on the purchase of another (tie-ins), reciprocal dealing, group boycotts, discrimination in prices, services, or facilities, and unfair methods of competition.

2.	Discussing prices, distribution practices, customers, product development or Company plans or activities with a competitor is prohibited.

E. POLITICAL PARTICIPATION

Participation in the political process is one of every American’s most basic rights. Federal and state laws, however, limit the nature and extent of individual and corporate political participation. For example, federal law and many state laws prohibit corporate contributions to political candidates or officeholders.

It is against Company policy to use Company funds or other assets to make political contributions to, or to otherwise benefit, candidates for political office or to officeholders. This policy applies even in states where the law may permit corporate political contributions. Likewise, Company assets, facilities and personnel may not be used for any political purposes.

Federal law and Company policy also state that no one will be reimbursed for personal political contributions. Personal compensation will not be altered in any way under any circumstances to reflect such contributions.

F. TRANSACTIONS IN SECURITIES

The United States securities laws prohibit persons from trading on material information which has not been made public. No employee (nor any person acting on such employee’s behalf) who is aware of material information relating to the Company or another company that has not been generally available to the public (See “Public Information” below) may sell or purchase shares of the stock or other securities (or puts, calls or similar options to buy or sell stock or other securities) of COGC or the other company.

1.	Material Information. Material information about a company is any information that a reasonable investor would be likely to consider important in deciding whether to buy, sell or hold securities of that company. Information may be important for this purpose even if it would not alone determine the investor’s decision. A director, officer or employee should assume that any information, positive or negative, that might be of significance to an investor in determining whether to purchase, sell or hold COGC stock would be material. Examples of some types of information that often may be material are financial results, financial forecasts, changes in dividends, possible mergers, acquisitions, joint ventures and other purchases and sales of or investments in companies, successful or unsuccessful exploratory oil and/or gas wells, obtaining or losing important contracts, important production developments, major financing developments, major personnel changes, major litigation developments and major changes in business direction.

2.	Public Information. Information is considered to be non-public unless it has been disclosed to the general public. Examples of effective disclosure include public filings with the Securities and Exchange Commission, issuance of Company press releases, and also may in certain cases include Company meetings with members of the press and the public. The information must not only be publicly disclosed but there must also be adequate time for the information to be disseminated and for the market as a whole to digest the information. The Company’s policy is that information that has been available to the public for one full business day may generally be considered adequately disseminated and public information. In certain circumstances the necessary time period may vary depending on the information and other market factors.

G. COMPANY INFORMATION/CONFIDENTIALITY

1.	Disclosure of Material, Non-Public Information. The disclosure of material, non-public information about the Company to others may violate United States securities laws and can cause serious legal difficulties for the Company, the employee making the disclosure and the person to whom any disclosure is made. Directors, officers and employees should not discuss such information with anyone except as required in the performance of their regular Company duties. Inquiries about the Company received by any director, officer or employee should be referred to the Vice President and Chief Financial Officer or the Corporate Legal Department. All external communications about the Company must be approved by the CEO, the President, or the Vice President and Chief Financial Officer prior to release.

2.	Use of Confidential Information. No director, officer or employee may directly or indirectly use for personal gain or other benefit, or give to anyone not employed by the Company, confidential financial, customer, technical or proprietary information of the Company, including any information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

3.	Misleading Information. No employee will withhold or conceal information requested by the Company’s directors, officers, legal counsel, internal auditors, independent public accountants or any other person authorized by an executive officer of the Company to receive it. Also, no employee will furnish misleading information to the Company’s directors, officers, legal counsel, internal auditors, independent public accountants or any other person authorized by an executive officer of the Company to receive it.

H. INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY INFORMATION

Protection of the Company’s intellectual property and proprietary information including by way of example, technical knowledge, research, development, know-how, business and marketing plans, engineering data, internal data bases, geological and geophysical information and the business information developed in the course of the Company’s activities are essential to maintaining a vital Company asset. The Company encourages invention and fosters innovation through its technical programs. Employee inventions are the exclusive property of the Company and many employees are required as a condition of employment to assign to the Company inventions, innovations and discoveries, as well as to assign and recognize copyrightable materials as works made for hire, to the extent permitted by law.

Employees are required to preserve the confidentiality of intellectual property and proprietary information. These responsibilities extend beyond the term of employment of the employee, to the extent permitted by law.

I. FAIR DEALING

Each director, officer and employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

J. PROTECTION AND PROPER USE OF CORPORATE ASSETS

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

K. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is the Company’s policy to observe and comply with all governmental laws, rules and regulations applicable to it or the conduct of its business wherever located. Directors, officers and employees should comply with all governmental laws, rules and regulations, including insider trading laws. In some situations the applicable governmental laws, rules and regulations of the United States may conflict with the applicable law of another country. In such cases, the Company will endeavor to resolve such a conflict following the advice of its legal counsel. Where such a conflict cannot be resolved, the applicable law of the United States will be observed and complied with by the Company.

It is, of course, not possible to highlight or summarize all of the laws with which the Company must comply. Many of the Company’s other manuals and policies contain references, however, to various specific laws and directors, officers and employees are directed to such manuals for specific areas as appropriate.

L. SEC DISCLOSURES AND PUBLIC COMMUNICATIONS

It is the Company’s policy to insist upon full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the SEC and in other public communications made by the Company.

This requirement shall be applicable to the Company’s CEO, senior financial officers and all other officers and employees who play a role in drafting, making or disseminating of these reports, documents and communications.

Each employee, including the CEO and each senior financial officer, shall promptly bring to the attention of the Corporate Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company’s Disclosure Control Policy and Procedures Manual.

The CEO and each senior financial officer shall promptly bring to the attention of the Corporate Disclosure Committee and the Audit Committee any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls. All other employees shall promptly bring to the attention of the Vice President and Corporate Secretary any such information.

IV. COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

Any director, officer or employee of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company’s Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of complaints, the Company’s Audit Committee has established the following procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“accounting matters”) and (ii) the confidential, anonymous submission by directors, officers and employees of concerns regarding questionable accounting or auditing matters.

A. RECEIPT OF COMPLAINTS

Directors, officers and employees with concerns regarding accounting matters may report their concerns in writing to the Vice President and Corporate Secretary of the Company. Directors, officers and employees may forward complaints on a confidential or anonymous basis to the Vice President and Corporate Secretary by facsimile, email or regular mail. The contact information for the Vice President and Corporate Secretary is listed in Section I of this Code of Business Conduct.

B. SCOPE OF MATTERS COVERED BY THESE PROCEDURES

These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

a.	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

b.	fraud or deliberate error in the recording and maintaining of financial records of the Company;

c.	deficiencies in or noncompliance with the Company’s internal accounting controls;

d.	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

e.	deviation from full and fair reporting of the Company’s financial position.

C. TREATMENT OF COMPLAINTS

Upon receipt of a complaint, the Vice President and Corporate Secretary will (i) determine whether the complaint actually pertains to accounting matters and (ii) when possible, or unless the complaint is submitted anonymously, acknowledge receipt of the complaint to the sender. Complaints relating to accounting matters will be reviewed under Audit Committee direction and oversight by the Vice President and Corporate Secretary, internal audit or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

D. REPORTING AND RETENTION OF COMPLAINTS AND INVESTIGATIONS

The Vice President and Corporate Secretary will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company’s document retention policy.

V. SAFETY. HEALTH AND THE ENVIRONMENT

A. SAFETY AND HEALTH

The Company conducts its operations with the highest regard for safe and healthful working conditions for employees and for the protection of the general public, making all reasonable efforts to comply with the letter and the spirit of existing governmental safety legislation and established regulations. Audits of operating locations will be carried out by properly trained specialists to assure a safe and healthful working environment. All inspections carried out under the authority of or by a governmental agency shall be responded to promptly, issues resolved and practical corrective actions taken as appropriate.

B. DRUG FREE WORKPLACE

The Company is committed to maintaining a drug-free and alcohol-free work environment for all Company employees. The Company’s primary concern is the safety of Company employees and of those with whom they come in contact. The risk of accident and injury associated with alcohol and drug use in the workplace is unacceptable.

Employees may not possess, use, manufacture, buy, sell or deliver the following prohibited substances on Company premises (including Company vehicles): a) all illegal drugs and narcotics, b) all alcoholic beverages, and c) prescription drugs not prescribed for you by your physician. As a condition of employment, employees must abstain from the use of illegal drugs. Alcoholic beverages may be served on Company premises for Company sponsored events with prior executive management approval.

All persons who have been given conditional offers of employment must pass a drug test as a condition of employment with the Company. All employees will be subject to random selection for drug testing where permitted by applicable law. Employees who may be transferred into a job that falls under DOT jurisdiction must pass a drug test before starting the new position.

If an employee’s job performance and/or behavior create a reasonable suspicion that the employee may be under the influence of drugs or may have violated this policy, the Company may require the employee to promptly undergo drug or alcohol testing. If an employee is involved in an accident on the job, or an accident involving a Company vehicle at any time, the employee may be subject to immediately undergoing drug or alcohol testing. If an employee tests positive for drugs or alcohol, the employee will be subject to disciplinary action, up to and including dismissal.

The Company is not required to offer rehabilitation to drug users. However, if an employee tests positive for illegal drugs or admits to illegal drug use and is allowed as a condition of continued employment to enter a drug rehabilitation program, the Company may require the employee to undergo unannounced post-rehabilitation testing for up to five years.

The Company reserves the right to conduct unannounced searches and inspections of Company premises to determine if any employee is in violation of this policy. Searches and inspections must be approved in advance by the CEO or the President. Such searches and inspections may include offices, desks, workstations, work areas, and Company vehicles. Any searches and inspections will be conducted with respect for confidentiality and for the personal privacy of employees.

C. FIREARMS/WEAPONS

The Company is committed to maintaining a safe work environment for all Company employees and those with whom we do business. The risk of injury and violence that could result in an accident or injury associated with firearms/weapons in the workplace is not acceptable. The Cabot Oil & Gas Corporation building management policy prohibits firearms/weapons in the building. Employees/visitors/vendors are not allowed to have firearms/weapons in their possession in the building. If an employee is aware of a violation of this policy, he or she should report this information to the Vice President and Corporate Secretary.

D. THE ENVIRONMENT

It is Company policy to comply fully with the letter and the spirit of all applicable federal, state, and local environmental protection laws and regulations (the “Environmental Laws”). The Company will conduct operations in such a manner as to meet or exceed all Environmental Laws in its business activities. The Company will routinely review the conduct of its operations in an effort to strive for continuous improvement in its environmental performance.

VI. HUMAN RESOURCES

The Company is committed to selecting and maintaining the highest quality work force while achieving diversity among its employees and treating its employees with consideration, understanding and respect. The Company will maintain open, two-way communications with all of its employees regarding matters of mutual concern. Employees are encouraged to discuss openly with the appropriate managers any job related problems they have in an effort to resolve them promptly.

These Human Resources policies also apply to the Company’s suppliers, vendors, customers, independent contractors, independent consultants and other third parties with whom we conduct our business.

Discrimination is a serious matter. If an applicant or employee believes that he or she is being discriminated against, or that another employee or applicant is being discriminated against, the issue should be reported immediately to the Human Resources Department without fear of reprisal. The Human Resources Department is responsible for the confidential investigation and resolution of all discrimination complaints.

A. EQUAL OPPORTUNITY EMPLOYMENT

It is the policy of the Company to be an equal opportunity employer. The Company is deeply committed to the concepts and practices of equal opportunity in all of its relations with employees and applicants.

The objective of the Company is to recruit, hire, train and promote into all job levels the most qualified applicants without regard to race, color, religion, sex, national origin, age, disability, veteran’s status, or any other characteristic protected by law.

Company management will adhere to this policy in recruiting, job applications, testing, hiring, assignments, evaluations, disciplinary actions, training, promotion, medical examinations, layoff/recall, termination, social and recreation programs, compensation, leave and benefits.

It is also Company policy to apply the same principles of equal opportunity to all aspects of our business relations with suppliers and customers.

B. AMERICANS WITH DISABILITIES ACT

The Americans With Disabilities Act (“ADA”) prohibits employment discrimination against qualified individuals with disabilities in regard to any employment practices or terms, conditions and privileges of employment. Qualified individuals may be either applicants or employees. The ADA defines an individual with a disability as a person who (1) has a physical or mental impairment that substantially limits one or more major life activities; (2) has a record of such an impairment; or (3) is regarded as having such an impairment. Under the ADA, the Company has a duty to reasonably accommodate qualified individuals with disabilities, if that can be done without incurring an undue hardship.

All directors, officers and employees have a direct responsibility to adhere both to the ADA and to the Company’s commitment to the principles of the ADA.

C. HARASSMENT

The Company will not tolerate harassment, including sexual harassment, by any of its directors, officers or employees. The Company is committed to maintaining a work environment which is free from harassment of any sort. Any employee who believes that he or she has been or is being harassed because of race, religion, sex, national origin, age or disability should promptly report the harassment to the Human Resources Department.

Sexual harassment is a violation of the Company’s rules of conduct. Unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature constitute sexual harassment when:

a.	Submission to the conduct is made either an explicit or implicit condition of employment;

b.	Submission to or rejection of the conduct is used as the basis for an employment decision affecting the harassed employee; or

c.	The harassment substantially interferes with an employee’s work performance or creates an intimidating, hostile, or offensive work environment.

Any employee or applicant who believes that he or she has been sexually harassed should report the incident to the Human Resources Department without fear of reprisal. A prompt and thorough investigation will be completed, and confidentiality will be maintained to the fullest extent practicable.

In determining whether alleged conduct constitutes sexual harassment, the totality of the circumstances, the nature of the conduct and the context in which the alleged incidents occurred will be investigated. The Human Resources Department is responsible for investigating and resolving complaints of sexual harassment.

The Company considers any workplace harassment, including sexual harassment, to be a major offense that can result in the suspension or dismissal of the offender. The Company will not retaliate against any employee for filing a legitimate harassment claim.

D. IMMIGRATION LAW

The Immigration Reform and Control Act was enacted on November 6, 1986, and amended by the Illegal Immigration Reform Responsibility Act of 1996. The Immigration and Naturalization Service prohibits employers from hiring individuals who are not either a U.S. citizen or authorized to work in the U.S.

The Act is complicated, and compliance responsibility is monitored by the Human Resources Department. However, you should be aware of the law in case you have friends who might want to work for COGC. ALL new hires now must prove they are citizens of the U.S., naturalized or have permission to work in the U.S. No one can be hired without providing the proper documentation of authorized work status.